Exhibit 99.1

PEABODY ENERGY
News Release
CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
Jan. 31, 2008
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2007
•	Revenues rise 11 percent to record $4.6 billion

•	EBITDA rises 6% to record $955.9 million

•	Income totals $421.3 million, or $1.56 per share

•	EBITDA from U.S. operations increases 20% on a 29% rise in premium PRB prices

•	All results reported from continuing operations following successful spin-off

•	International price negotiations and U.S. export demand offer upside
ST. LOUIS, Jan. 31 – Peabody Energy (NYSE: BTU) today reported full-year 2007 EBITDA from continuing operations of $955.9 million, an increase of 6 percent over comparable 2006 EBITDA. 2007 earnings from continuing operations totaled $1.56 per share on income of $421.3 million, compared with $2.13 per share and $574.5 million in 2006. Income was impacted by $56 million, or $0.21 per share, in lower-than-expected tax benefits reflecting the impact of foreign exchange rates on deferred taxes. The company also set a new company mark for annual coal sales of 237.8 million tons and revenues of $4.6 billion.
     “Global coal demand and pricing continues to rise for all coal products, U.S. prices continue to strengthen, and the pull of Eastern U.S. coal into the export markets is benefiting the Midwest and Colorado basins and beginning to reach the Powder River Basin,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “In the past 18 months, we have invested significant capital on productivity and growth projects, made strategic acquisitions in Australia, spun off non-core operations and expanded our global trading activities. These actions, combined with our growing global market leverage, establish the platform for a long period of sustained growth.”
RESULTS FROM CONTINUING OPERATIONS
     Full-year 2007 revenues from continuing operations grew 11 percent over the prior year to a record $4.6 billion on 237.8 million tons. Higher revenues reflect increased volumes in
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2
nearly all regions and improved U.S. prices. Average U.S. revenues per ton grew 16 percent, driven by a 29 percent increase in premium Powder River Basin prices. Australian revenues reflect lower metallurgical coal prices associated with annual contracts that began in April 2007, as well as a change in product mix with increased thermal coal sales compared with the company’s previous position of primarily metallurgical coal.
     2007 EBITDA totaled $955.9 million, 6 percent above prior-year levels. Contributions from U.S. operations grew 20 percent to $789.8 million on improved pricing and volume. Full-year EBITDA from Australian operations was $159.5 million compared to $278.4 million in the prior period. The current year was impacted by approximately $225 million in lower metallurgical coal pricing, higher demurrage and unfavorable foreign exchange rates. Peabody’s expanded Trading and Brokerage and Resource Management activities continued to contribute increasing EBITDA in 2007. 2007 interest expense and depreciation, depletion and amortization (DD&A) increased year-over-year. This relates to the prior-year acquisition of Excel Coal, while the volume and pricing benefits of the 2006 acquisition of Excel Coal will be more fully realized in 2008 and beyond.
     The company’s 2007 tax benefit of $78.2 million includes the benefit related to the reduction of income tax valuation allowances based on the company’s positive earnings outlook for 2008 and beyond, partly offset by ongoing tax expense and the impact of foreign exchange losses on deferred tax liabilities noted above. Income was $421.3 million with earnings of $1.56 per share, compared with $574.5 million and $2.13 per share in the comparable prior-year period.
     All results are from continuing operations, reflecting the company’s spin-off of Patriot Coal Corporation on Oct. 31, 2007. The company reported an after-tax loss of $157.0 million from discontinued operations, which includes transaction charges related to the spin-off. The spin-off resulted in significant shareholder return in 2007, with Patriot’s share value increasing 21 percent during the last two months of the year and BTU shareholders realizing a 63.6 percent total return for the year. The spin-off of Patriot results in multiple long-term benefits for Peabody. The company has increased its surface mining share to 90 percent of its U.S. production; lowered its long-term liability profile; and reduced its exposure to the permitting, compliance and operating costs and volatility that mostly affect Eastern underground mines. In addition, while Peabody is no longer an Appalachian producer, the company has
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retained a market presence in the Eastern U.S. coal markets through its trading activities and brokerage arrangements.
     “With the recent expansion of our Australian operating platform, the productivity and throughput enhancements in the Powder River Basin and the increase in our global trading activities, we are well positioned to serve growing global demand,” said President and Chief Commercial Officer Richard A. Navarre. “We expect to benefit from these investments and strong market conditions in 2008. And we have significant opportunities in subsequent years, from our unpriced position in the Powder River Basin and our growing leverage to high-priced international markets as legacy contracts roll off.”
Safety and Reclamation
     2007 represented another year in which Peabody was widely recognized for its safety and reclamation practices. The company received eight safety awards during the year, including the U.S. Department of Labor’s Sentinels of Safety award for the safest large surface mine. This is the third time in four years one of Peabody’s operations has received the United States’ highest honor in coal mining safety. Peabody also received a notable 12 awards recognizing the company’s premier reclamation practices and staff, including the U.S. Department of the Interior’s Silver and Bronze Good Neighbor awards.
MARKETS
     “Record global coal demand and continued tightness in the worldwide coal supply chain have created outstanding market fundamentals,” said Boyce. “Global coal prices are at high levels and rising, world coal inventories are low and decreasing, U.S. exports are accelerating, and new coal-fueled generation is being built at a fast pace. These market fundamentals lead to expectations that both metallurgical and thermal coal price settlements will be significantly above prior-year levels.”
International Markets
     Global thermal coal prices continued to gain strength in recent months and are running at record levels in all key markets. Spot thermal coal pricing in Australia has exceeded $100 per tonne, which is 90 percent above year-ago levels. Other index prices from Asia, Europe, South Africa and South America are 65 percent to 110 percent above prior-year levels.
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     China’s net export position continued to decline in 2007 due to growing internal demand, and the country recently halted exports due to critically low coal stockpiles. This is an abrupt turnaround for a nation that exports more than 50 million tons per year and for much of the decade has been the third-largest global coal exporter. The Indian government has asked generators to import 65 percent more coal in 2008 due to critically low stockpiles. The major coal exporting nations of Indonesia, Russia and South Africa are increasing domestic coal use to meet growing electricity demand. And South Africa recently curtailed export coal mining due to domestic power shortages.
     Metallurgical coal demand continues to outpace supply, resulting in industry reports of spot delivered prices in excess of $200 per tonne for premium hard-quality coking coal and $120 to $165 per tonne for PCI and semi-soft products. This has led to expectations for new fiscal year settlements significantly above last year’s levels.
     Stockpiles at many coal export terminals around the world remain low, with reports that inventories in South Africa are at 15-year lows. Newcastle shipments increased 6 percent in 2007 to 85 million tonnes. The Australia rail and port congestion has improved in the past quarter at Newcastle, with the vessel queue down by one-third and wait times reduced to 10 days. The Newcastle Capacity Balancing System has been extended through the end of 2008. At Dalrymple Bay in Queensland, the world’s largest metallurgical coal port, the vessel queue stands at approximately the same level as one quarter ago. Following its completion in the first quarter, the next phase of Dalrymple Bay expansion is expected to improve capacity for the remainder of the year.
     The company’s Australian sales portfolio includes a blend of products, with a range of metallurgical and thermal coal available to be priced in the strong markets. The company’s thermal sales mix includes approximately 5 million tons committed to Australian generators and nearly 5 million tons of export coal that has already been priced for the upcoming fiscal year – the majority of which was sold by Excel Coal prior to Peabody’s October 2006 acquisition, at prices well below current market. Most legacy contracts will roll off over the next two years, representing significant upside beyond 2008.
     Peabody has 9 to 10 million tons of Australian coal production available for pricing in 2008, two-thirds of which is metallurgical coal. Improved market pricing is expected to begin to benefit Peabody’s results after the first quarter, when the new fiscal year for Australian settlements begins. Peabody has 17 to 20 million tons of Australian coal unpriced for 2009, approximately half of which is metallurgical coal, and 21 to 24 million tons unpriced for 2010.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5
     New coal plants continue to be developed around the globe. The International Energy Agency projects that coal’s market share of total energy will grow from 25 percent today to 28 percent by 2030. More than 80 percent of the growth in global coal demand is expected to come from China and India. China alone added an estimated 96,000 MW of new coal-fueled generation in 2007, representing more than 300 million tons of annual coal use. Coal demand in India is forecast to nearly triple by 2030. All told, global coal consumption is expected to grow 73 percent, or more than 4 billion tons by 2030.
U.S. Domestic Markets
     Increasing tightness in the global market is driving international demand for U.S. coal. Peabody continues to raise its estimate of U.S. exports, and expects net exports to more than triple over levels of just two years ago. U.S. exports are expected to exceed 75 million tons in 2008, more than 50 percent above 2006 levels. In addition, U.S. coal imports are expected to decline as more South American exports are diverted to Europe. Combined, this could result in more than 45 million tons of net U.S. exports in 2008, compared with just 20 million tons in 2007 and 13 million tons in 2006.
     Just since the first of the year, Peabody has entered into U.S. export transactions for 2008 and 2009 to deliver coal from the Illinois Basin, Rocky Mountain area and Powder River Basin to Europe and Japan.
     The strength of higher export demand is benefiting the Powder River Basin both directly and indirectly as the region’s coal continues to penetrate farther into the Eastern United States and move into export markets. In addition to coal exports, Peabody has agreed to supply Powder River Basin coal to a new Mid-Atlantic customer for test burns, as the Powder River Basin gains new markets and continues to expand its North American reach.
     Overall demand for U.S. coal rose an estimated 2.7 percent in 2007 while production declined 1.0 percent, resulting in a 40 million ton-plus tightening of the net supply-demand position and reversing the prior year’s oversupply condition. Inventories have moved to below-average levels in the Illinois Basin and Northern Appalachia, with further tightening likely due to significant increases in U.S. coal exports. During January 2008, U.S. inventories are depleting at an average of 2 million tons per week, compared with just a 1 million ton decline in all of January 2007. And published prices for forward-year Powder River Basin deliveries have increased more than 75 percent in just the past year.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6
     In these improving markets, Peabody has the industry’s largest volumes unpriced beyond this year. The company has 80 to 90 million tons unpriced for 2009 and 140 to 150 million tons unpriced for 2010. Approximately 97 percent of its planned U.S. production is priced for 2008.
     Longer term, in the face of some opposition against new energy projects, the largest new coal-fueled plant build-out in several decades is under way and new coal plants are advancing. Currently, 40 units are new, under construction or in late-stage development in 19 states. This represents more than 20,000 MW of capacity and approximately 85 million tons of annual coal use. Eleven of these units began construction in 2007.
     In its recent Annual Energy Outlook, the U.S. Energy Information Administration forecasts that coal-fueled generation will account for nearly 60 percent of all new capacity added through 2030, raising coal’s share of plants in total generation from 40 percent now to 45 percent in 2030.
FOCUS AREAS
     In 2008, Peabody’s focus will be on several key areas:
•	Improving productivity and costs, utilizing prior-year investments and ongoing operations improvement programs;

•	Expanding access to high-growth, high-margin markets. Near term, the company is expanding exports from Australia and the United States. Longer term, the company is expanding access to dedicated throughput capacity in Australia through participation in two rail/port expansion projects;

•	Improving capital efficiency, targeting capital investments of $350 to $400 million, as much as 18 percent lower than the prior year. In 2008, Peabody will benefit from mines developed or expanded in 2007 and complete the El Segundo Mine in New Mexico mid-year;

•	Pursuing long-term operating, trading and joint-venture opportunities in China, Mongolia and Mozambique;

•	Advancing clean coal projects, including Btu Conversion initiatives, through investments that include:

– GreatPoint Energy to convert coal and biomass into substitute natural gas with carbon-capture-ready facilities;
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– GreenGen, as the only non-Chinese partner in a near-zero emissions gasification project in China that is expected to begin construction in the first half of 2008; and
– A coal-to-gas plant that is carbon-capture ready, partnering with ConocoPhillips. Peabody is also a part of the Midwest Geological Sequestration Consortium and is working with the Kentucky Geological Society to evaluate the commonwealth’s carbon storage potential.
– Peabody is a member of the Coal21 Fund in Australia, an industry alliance that is pursuing commercialization of low-emissions coal technologies such as oxygen-based coal-fueled generation.
OUTLOOK
     Peabody is initiating full-year 2008 targets, including production of 220 to 240 million tons with sales of 240 to 260 million tons. This includes expected production of 23 to 25 million tons in Australia.
     The company’s full-year 2008 results will be affected by a number of issues including final Australian coal price settlements for the upcoming Japanese fiscal year; Australian coal chain performance; escalation of key supply costs including approximately $150 million in higher energy-related expenses and the effects of exchange rates. The company expects strong improvements in U.S. and Australia operating results from higher prices and increased volumes, partly offset by some of the factors discussed above. Full-year 2008 EBITDA is targeted to be $1.0 to $1.3 billion.
     Peabody is targeting full-year 2008 earnings of $1.00 to $1.85 per share, reflecting the company’s stronger operating performance offset by $0.55 to $0.85 per share in higher non-cash tax expenses and depreciation, depletion and amortization (DD&A). Peabody’s effective tax rate is expected to be approximately 15 percent in 2008.
     Peabody is targeting first quarter 2008 EBITDA of $175 to $250 million and first quarter earnings of $0.05 to $0.25 per share. First quarter results are expected to vary from the performance in later quarters due to the timing of higher-priced export coal supply agreements that begin in the second quarter, higher demurrage costs and increased Australia coal chain issues early in the year, and final determination of any effects of Queensland flooding on production or shipments.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 8
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments, including mercury and carbon dioxide related limitations; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; risks associated with our Btu Conversion initiatives; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters Ended Dec. 31, 2007, Sept. 30, 2007 and Dec. 31, 2006 and Years Ended Dec. 31, 2007 and 2006
(Dollars in Millions, Except Per Share Data)

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2007	2007	2006	2007	2006
Tons Sold (In Millions)	63.3	62.2	59.0	237.8	223.3

Revenues	$1,212.3	$1,200.5	$1,101.0	$4,574.7	$4,108.4
Operating Costs and Expenses	935.1	984.1	832.5	3,574.7	3,155.7
Depreciation, Depletion and Amortization	99.5	90.0	91.9	361.6	294.3
Asset Retirement Obligation Expense	11.1	5.1	5.6	25.6	15.8
Selling and Administrative Expenses	50.4	33.2	37.2	147.3	128.0
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(12.4)	(21.8)	(7.1)	(88.7)	(53.5)
Income from Equity Affiliates	(5.0)	(3.0)	(4.8)	(14.5)	(22.8)

Operating Profit	133.6	112.9	145.7	568.7	590.9
Interest Income	(1.3)	(1.5)	(5.7)	(7.1)	(11.3)
Interest Expense:
Debt-Related Interest	59.6	57.3	62.1	231.1	133.2
Surety Bond and Letter of Credit Fees	0.7	1.4	1.1	3.9	4.5
Early Debt Extinguishment Costs	—	—	1.7	—	1.4
Income Tax Provision (Benefit)	(112.9)	6.7	(97.0)	(78.2)	(112.0)
Minority Interests	(3.6)	(3.2)	1.5	(2.3)	0.6

Income from Continuing Operations	191.1	52.2	182.0	421.3	574.5

Income (Loss) from Discontinued Operations, Net of Tax	(155.3)	(19.9)	(7.0)	(157.0)	26.2

Net Income	$35.8	$32.3	$175.0	$264.3	$600.7

Diluted EPS (1):

Income from Continuing Operations	$0.71	$0.19	$0.68	$1.56	$2.13

Gain (Loss) from Discontinued Operations	(0.58)	(0.07)	(0.03)	(0.58)	0.10

Net Income	$0.13	$0.12	$0.65	$0.98	$2.23

EBITDA	$244.2	$208.0	$243.2	$955.9	$901.0

(1)	Weighted average diluted shares outstanding were 270.6 million, 268.9 million and 268.1 million for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, respectively, and were 269.2 million and 269.2 million for the years ended December 31, 2007 and 2006, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters Ended Dec. 31, 2007, Sept. 30, 2007 and Dec. 31, 2006 and Years Ended Dec. 31, 2007 and 2006

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2007	2007	2006	2007	2006
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$781.5	$794.8	$681.8	$3,041.7	$2,609.1
Australian Mining Operations	299.7	314.0	280.8	1,161.1	843.2
Trading and Brokerage Operations	113.9	76.0	136.5	325.5	652.0
Other	17.2	15.7	1.9	46.4	4.1

Total(1)	$1,212.3	$1,200.5	$1,101.0	$4,574.7	$4,108.4

Tons Sold (In Millions)
Eastern U.S. Mining Operations	7.5	7.9	7.5	30.9	30.4
Western U.S. Mining Operations	42.5	42.7	41.5	161.4	160.5
Australian Mining Operations	5.5	5.9	4.4	21.4	11.0
Trading and Brokerage Operations	7.8	5.7	5.6	24.1	21.4

Total	63.3	62.2	59.0	237.8	223.3

Revenues per Ton — Mining Operations
Eastern U.S.	$31.89	$31.55	$31.75	$31.75	$29.81
Western U.S.	12.75	12.78	10.66	12.76	10.61
Total — U.S.	15.63	15.71	13.90	15.81	13.67
Australia	54.09	50.60	64.31	54.20	76.83

Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$25.56	$24.98	$25.33	$25.48	$23.74
Western U.S.	8.84	9.30	7.47	9.07	7.66
Total — U.S.	11.36	11.75	10.21	11.70	10.23
Australia	46.15	48.82	43.82	46.76	51.46

Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$6.33	$6.57	$6.42	$6.27	$6.07
Western U.S.	3.91	3.48	3.19	3.69	2.95
Total — U.S.	4.27	3.96	3.69	4.11	3.44
Australia	7.94	1.78	20.49	7.44	25.37
Operating Profit per Ton	$2.11	$1.82	$2.47	$2.39	$2.65

	Dollars in Millions
EBITDA — U.S. Mining Operations	$213.6	$200.2	$181.0	$789.8	$657.6
EBITDA — Australian Mining Operations	44.0	11.0	89.5	159.5	278.4
EBITDA — Trading and Brokerage Operations	34.1	19.7	15.9	116.6	92.6
EBITDA — Resource Management (3)	11.7	18.9	1.8	86.0	46.4
Selling and Administrative Expenses	(50.4)	(33.2)	(37.2)	(147.3)	(128.0)
Other Operating Costs, Net (4)	(8.8)	(8.6)	(7.8)	(48.7)	(46.0)
EBITDA	244.2	208.0	243.2	955.9	901.0
Depreciation, Depletion and Amortization	(99.5)	(90.0)	(91.9)	(361.6)	(294.3)
Asset Retirement Obligation Expense	(11.1)	(5.1)	(5.6)	(25.6)	(15.8)
Operating Profit	133.6	112.9	145.7	568.7	590.9
Coal Reserve Lease Expenditures	—	54.8	—	178.2	178.2
Capital Expenditures	95.6	102.5	168.8	426.9	397.5

(1)	Metallurgical sales totaled 2.2 million tons, 2.5 million tons, and 2.0 million tons for the fourth quarter 2007, third quarter 2007, and fourth quarter 2006, respectively, as well as 8.6 million tons and 6.7 million tons for the years ended December 31, 2007 and 2006, respectively. Total non-U.S. sales were 7.8 million tons, 9.0 million tons, and 6.3 million tons for the fourth quarter 2007, third quarter 2007, and fourth quarter 2006, respectively, as well as 30.7 million tons and 18.4 million tons for the years ended December 31, 2007 and 2006, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(4)	Includes generation development costs, coalbed methane development activities, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets (Unaudited)
December 31, 2007, September 30, 2007, and December 31, 2006

(Dollars in Millions)

	December 31,	September 30,	December 31,
	2007	2007(1)	2006(1)
Cash and Cash Equivalents	$45.3	$216.3	$326.5
Receivables	330.9	277.4	358.2
Inventories	270.1	267.2	237.6
Assets from Coal Trading Activities	966.5	706.0	150.4
Deferred Income Taxes	50.6	107.0	107.0
Other Current Assets	215.9	208.2	116.9

Total Current Assets	1,879.3	1,782.1	1,296.6
Net Property, Plant & Equipment	7,332.4	7,832.3	7,551.5
Investments and Other Assets	408.6	840.1	666.0

Total Assets	$9,620.3	$10,454.5	$9,514.1

Current Maturities of Debt	$134.4	$63.2	$95.8
Liabilities from Coal Trading Activities	918.6	662.3	126.7
Accounts Payable and Accruals	1,125.7	1,177.0	1,104.9

Total Current Liabilities	2,178.7	1,902.5	1,327.4
Long-Term Debt	3,138.7	3,153.0	3,202.0
Deferred Income Taxes	271.5	248.6	195.2
Other Long-Term Liabilities	1,486.9	2,477.8	2,417.7

Total Liabilities	7,075.8	7,781.9	7,142.3
Minority Interests	0.7	29.7	33.3
Stockholders’ Equity	2,543.8	2,642.9	2,338.5

Total Liabilities and Stockholders’ Equity	$9,620.3	$10,454.5	$9,514.1

(1)	Represents historical financial statements, including assets and liabilities associated with the spin-off of Patriot Coal which will be condensed in the company’s annual report filing
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters and Years Ended December 31, 2007 and 2006
(Dollars in Millions)

	Quarter Ended		Year Ended
	December	December	December	December
	2007	2006	2007	2006
EBITDA	$244.2	$243.2	$955.9	$901.0
Depreciation, Depletion and Amortization	99.5	91.9	361.6	294.3
Asset Retirement Obligation Expense	11.1	5.6	25.6	15.8
Interest Income	(1.3)	(5.7)	(7.1)	(11.3)
Interest Expense	60.3	63.2	235.0	137.7
Early Debt Extinguishment Costs	—	1.7	—	1.4
Income Tax Benefit	(112.9)	(97.0)	(78.2)	(112.0)
Minority Interests	(3.6)	1.5	(2.3)	0.6

Income from Continuing Operations	$191.1	$182.0	$421.3	$574.5

Reconciliation of EBITDA to Net Income — 2008 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Quarter Ended March 31, 2008		Year Ended December 31, 2008
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$175	$250	$1,000	$1,300
Depreciation, Depletion and Amortization	95	105	418	433
Asset Retirement Obligation Expense	6	4	23	21
Interest Income	(1)	(2)	(2)	(4)
Interest Expense	59	58	246	238
Income Tax Expense	—	18	40	111
Minority Interests	2	1	5	1

Income from Continuing Operations	$14	$66	$270	$500

Diluted Earnings Per Share	$0.05	$0.25	$1.00	$1.85

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.